Exhibit 5.1

WALKERS

1 September 2011

SearchMedia Holdings Limited	Our Ref: RLM/tt/pg/I0692-108055

Dear Sirs

SEARCHMEDIA HOLDINGS LIMITED

We have been asked to provide this opinion in connection with the Registration Statement (the “Registration Statement”) on Form F-3 filed on the date hereof by SearchMedia Holdings Limited (the “Company”) with the Securities and Exchange Commission for the purposes of registering, under the United States Securities Act of 1933, as amended, ordinary shares of the Company’s share capital and more specifically 8,260,040 ordinary shares which may be issued pursuant to the Public Warrants as defined in the Registration Statement. 2,400,000 ordinary shares which may be issued pursuant to the Insider Warrants as defined in the Registration Statement and 500,000 ordinary shares which may be issued pursuant to the Underwriter Warrant as defined in the Registration Statement. For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands’ Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	Based solely upon our examination of the Register of Writs and other Originating Process of the Grand Court (the “Court Register”) on 31 August 2011 (the “Search Date”), we confirm that, as at 09.00am on the Search Date (the “Search Time”), there are no actions, suits or proceedings pending against the Company before the Grand Court and no steps have been, or are being, taken compulsorily to wind up the Company.

Walkers

Walker House, 87 Mary Street, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

WALKERS

3.	Each of the 11,160,040 Ordinary Shares issuable upon due exercise of the Warrant Agreements (as defined in Schedule 1) will upon issuance in accordance with the terms of Warrant Agreements and having been entered in the register of members of the Company, be a validly issued and fully paid, non-assessable Ordinary Share.

4.	Section 38 of the Companies Law provides that, inter alia, every “person who has agreed to become a member of a company and whose name is entered on the register of members shall be deemed to be a member of the company”. Section 48 of the Companies Law provides that the “register of members shall be prima facie evidence of any matter by this law directed or authorised to be inserted therein”.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS

WALKERS

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Registration by way of Continuation dated 29 October 2009, the Certificate of Incorporation on Change of Name dated 30 October 2009, the Memorandum and Articles of Association adopted on 29 October 2009 pursuant to special resolution dated 31 March 2009 (the “Memorandum and Articles of Association”), copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court’s Office, George Town, Grand Cayman as at the Search Date.

3.	A Certificate of Good Standing dated 25 August 2011 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

4.	A unanimous written consent of the board of directors of Ideation Acquisition Corp dated 29 June 2007 and minutes of the special meeting of the independent committee of the board of directors of Ideation Acquisition Corp. dated 31 March 2009 (the “Resolutions”).

5.	In this Opinion the Public Warrants, Insider Warrants and Underwriter Warrants are collectively referred to as the “Warrant Agreements”.

WALKERS

SCHEDULE 2

ASSUMPTIONS

1.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

2.	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

4.	The records of the Company which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein.

5.	The Court Register constitutes a complete record of the proceedings before the Grand Court as at the Search Time

6.	The Resolutions were duly executed and were validly adopted under applicable laws when adopted by Ideation Acquisition Corp. and continued to be validly adopted upon its merger with ID Arizona Corp. The authority granted in the Resolutions continued with the Company to the Cayman Islands pursuant to Section 202(3) of the Companies Law of the Cayman Islands.

7.	The Resolutions remain in full force and effect and have not been revoked or varied.

8.	No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Company’s articles of association as giving rise to the winding up of the Company (if any) has in fact occurred.

9.	In connection with the issuance of Ordinary Shares upon the exercise of the options/warrants referred to herein, the Company will receive consideration (in the determination of the Directors) in money or money’s worth which exceed the par value of the Ordinary Shares so issued.

WALKERS

SCHEDULE 3

QUALIFICATIONS

1.	Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Law, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be invalid pursuant to section 145(1) of the Companies Law, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.

2.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:

(a)	under section 146(2) of the Companies Law at the instance of the company’s official liquidator; and

(b)	under the Fraudulent Dispositions Law, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

3.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the Court thinks proper.

4.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.

5.

Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a

WALKERS

result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.

6.	The Court Register may not reveal whether an application for the appointment of a liquidator or a receiver has been presented to the Courts or whether any out of court appointment of a liquidator or a receiver has occurred. The Court Register may not reveal whether any pleadings filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court prior to 8 December 2008 and they may not be updated every day.